SCHEDULE 1[1]

Name of Fund/Series	Reapproval Date	Reapproval Day

BNY Mellon ETF Trust II
BNY Mellon Dynamic Value ETF	May 31, 2026	May 31st

BNY Mellon Enhanced Dividend and Income ETF	May 31, 2027	May 31st
	May 31, 2028	May 31st
BNY Mellon Small Cap ETF

BNY Mellon Active International Equity ETF	May 31, 2028	May 31st

BNY Mellon Power Infrastructure ETF	May 31, 2028	May 31st

[1]        This schedule is revised effective as of July 28, 2026 to reflect the addition of BNY Mellon Small Cap ETF, BNY Mellon Active International Equity ETF and BNY Mellon Power Infrastructure ETF.